Exhibit 10.7

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), amended and restated effective as of February 8, 2006, by and between VONAGE HOLDINGS CORP., a Delaware corporation (the “Company”), and Jeffrey A. Citron (the “Executive”).

WHEREAS, the Company and the Executive entered into an employment agreement, dated as of September 1, 2005 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive desire to provide for the continued employment of the Executive and to amend and restate the Prior Agreement with this Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.             Employment and Duties.  (a)  General.  The Executive shall serve as Chairman of the Board of Directors of the Company (the “Board”) and Chief Strategist reporting to the Board.  The Executive shall have responsibility for the Company’s overall strategy, technology matters, employee culture and public relations, and such other responsibilities, powers and authority as may be granted to the Executive by the Board from time to time, which shall be consistent with the Executive’s position.  For the purpose of this Agreement, (i) “overall strategy” means the Company’s entry into significant new lines of business and withdrawal from existing lines of business, the Company’s acquisition and/or dispositions of business units or entities, partnerships or joint ventures of the Company with other companies, the “go to market” strategy with regard to the Company’s sale and marketing of its products and services, the Company’s significant shareholder relations, and positioning the Company with regard to public policy matters, (ii) “technology matters” means network operations, research and development of new products and services, and overall integration of the Company’s technology-based activities into the Company’s strategy, and (iii) “employee culture and public relations” means communicating internally and externally regarding Company cultural values, events and activities, as well as its products and services.  The Executive agrees that, to the best of his ability and experience, he shall at all times conscientiously perform all of the duties of his position.  The Executive’s principal place of employment shall be the principal offices of the Company, which currently are located in the Holmdel, New Jersey area; provided, however, that the Executive understands and agrees that he shall be required to travel from time to time for business reasons.

(b)           Exclusive Services.  For so long as the Executive is employed by the Company, the Executive shall devote his full-time working time to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Board and shall use his best efforts to promote and serve the interests of the Company.  Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the consent of the Company or otherwise engage in activities that would interfere significantly with the faithful performance of his duties hereunder.  Notwithstanding the foregoing, the Executive may serve on (i) corporate boards, with the Board’s prior consent or (ii) civic or charitable boards or engage in charitable activities without remuneration therefore, provided that such activities do not contravene the first sentence of this Section 1(b).

2.             Term of Employment.  The Executive’s employment under this Agreement shall commence as of September 1, 2005 (the “Effective Date”) and shall terminate on the earlier of (i) December 31, 2008 and (ii) the termination of the Executive’s employment under this Agreement; provided, however, that the Term (as defined below) of the Executive’s employment shall be automatically extended without further action of either party for additional one-year periods, unless written notice of either party’s intention not to extend has been given to the other party at least 90 days prior to the expiration of the then effective Term.  Notwithstanding anything to the contrary herein, in the event of a Change in Control of the Company (as such term is defined in the Company’s 2001 Stock Incentive Plan (as amended through April 20, 2005) (the “Stock Incentive Plan”), as it may be amended from time to time), the Term under this Agreement shall be automatically extended without further action of either party for an additional one-year period from the date of such Change in Control, subject to further automatic renewals as provided above.  The period from the Effective Date until the termination of the Executive’s employment under this Agreement is referred to as the “Term”.

3.             Compensation and Other Benefits.  Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)           Base Salary.  The Company shall pay to the Executive an annual base salary (the “Base Salary”) at the rate of $600,000, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as established from time to time.  The Base Salary shall be reviewed by the Compensation Committee of the Board of Directors in good faith, based upon the Executive’s performance, not less often than annually.

(b)           Annual Cash Bonus.  For each fiscal year during the Term, the Executive shall be eligible to receive an annual discretionary performance-based bonus in accordance with the Company’s annual bonus program, as applicable to senior executives as in effect from time to time, at a target annual amount equal to one hundred percent (100%) of Base Salary.  The amount, if any, of the Executive’s annual bonus shall be determined by the Compensation Committee of the Board, based upon the Executive’s performance as Chairman and Chief Strategist of the Company and upon the performance of the Company.  The bonus shall be prorated for any year in which the Executive’s employment is terminated due to (i) the Executive’s resignation for Good Reason (as defined in Section 4(a)(iii) below); (ii) the Company’s termination of the Executive’s employment without Cause (as defined in Section 4(a)(ii) below); or (iii) the Executive’s death or disability (as defined in Section 4(b)(i) below).  If the Executive’s employment with the Company is terminated by the Company for Cause or the Executive resigns from his employment other than for Good Reason prior to the scheduled payout of the bonus due for a fiscal year, the Executive shall not receive any portion of such bonus.  The Executive’s annual bonus shall be paid at the same time as the Company pays bonuses to its other executives, but in no event later than the earlier of (i) 90 days following the close of each fiscal year of the Company and (ii) the latest date on which payment can be made without the Executive incurring additional tax liability under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)           Equity Incentive Compensation.  During the Term, the Executive shall be eligible to participate in the Company’s equity compensation plans and programs generally applicable to senior executives of the Company as in effect from me to time, including without limitation, the Stock Incentive Plan; provided, however, that it is the present intention of the Compensation Committee of the Board, hereby acknowledged and accepted by the Executive, not to consider any further equity incentives for the Executive prior to the 2007 calendar year.

(d)           Employee Benefit Plans.  The Executive shall be entitled to participate in all employee welfare, pension and fringe benefit plans, programs and arrangements of the Company, in accordance with their respective terms, as may be amended from time to time, and on a basis no less favorable than that made available to other senior executives of the Company.  In addition, during the Term (but only beginning on the date the Executive obtains such a policy) the Company shall provide the Executive with a term life insurance policy that provides for a death benefit of at least $1.5 million, with the cost of any premium payments paid by the Company.

(e)           Expenses.  The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.  With respect to reasonable business-related airline expenses, the Executive shall be eligible for air travel reimbursement based on the cost of a first-class ticket on a commercial airline to and from the Executive’s business destination(s).  Any additional business-related airline expenses incurred, directly or indirectly, by the Executive with respect to other employees of the Company shall be paid in accordance with the Company’s travel policy as in effect from time to time.

(f)            Vacation.  The Executive shall be entitled to 15 vacation days for each fiscal year during the Term.

(g)           Other Benefits and Perquisites.  The Executive shall be entitled to such other benefits and perquisites as may be available generally to other senior executives of the Company.

4.             Termination of Employment.  (a)  Termination for Cause; Resignation Without Good Reason.  (i)  If, prior to the expiration of the Term, the Company terminates the Executive’s employment for Cause or if the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall only be entitled to payment of any unpaid Base Salary through and including the date of termination or resignation and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (the “Other Accrued Compensation and Benefits”).  The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.

(ii)           For purposes of this Agreement, “Cause” shall mean termination of the Executive’s employment due to:  (A) any act or omission that constitutes a breach by the Executive of any of his obligations under this Agreement; (B) the willful and continued failure or refusal of the Executive (not as a consequence of illness, accident or other disability) to satisfactorily perform the duties reasonably required of him as an employee of the Company; (C) the Executive’s conviction of, or plea of nolo contendere to, (x) any felony or (y) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; (D) the Executive’s engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”); (E) the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company; (F) the diverting or usurping of a corporate opportunity of the Company Group by the Executive; (G) the Executive’s refusal to follow the lawful directions of the Company; or (H) the Executive’s willful failure to comply with any of the material terms of this Agreement or any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company Group); provided, however, that no event or condition described in clauses (A), (B) or (H) shall constitute Cause unless (i) the Company first gives the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination and (ii) such grounds for termination (if susceptible to correction) are not corrected by the Executive within 15 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 15-day period, the Executive has not taken all reasonable steps within such 15-day period to correct such grounds as promptly as practicable thereafter).

(iii)          For purposes of this Agreement, “Good Reason” shall mean termination of employment with the Company by the Executive because of the occurrence of any of the following events without the Executive’s prior written consent:  (A) a decrease in the Executive’s Base Salary or a failure by the Company to pay material compensation due and payable to the Executive in connection with his employment; (B) a material diminution of the responsibilities, positions or titles of the Executive from those set forth in this Agreement, including without limitation, ceasing to be the most senior officer of a company (whether the Company or its ultimate parent) following a Change in Control; (C) the Company requiring the Executive to be based at any office or location more than 50 miles from the Edison, New Jersey area; (D) the Company’s delivery of a notice of non-renewal of the Term following a Change in Control of the Company; or (E) a material breach by the Company of any term or provision of this Agreement; provided, however, that no event or condition described in clauses (A) through (E) shall constitute Good Reason unless (x) the Executive gives the Company written notice of his intention to terminate his employment for Good Reason and the grounds for such termination and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 15 days of its receipt of such notice (or, in the event that such grounds cannot be corrected within such 15-day period, the Company has not taken all reasonable steps within such 15-day period to correct such grounds as promptly as practicable thereafter).

(b)           Termination without Cause; Resignation for Good Reason.  (i)  If, prior to the expiration of the Term, the Executive’s employment is terminated by the Company without Cause, or if the Executive resigns from his employment hereunder for Good Reason, the

Executive shall be entitled to (A) a lump sum cash payment equal to two times the Executive’s Base Salary (as in effect on the date of such termination or resignation, as the case may be) which shall be paid within 15 days of the effective date of the Release (as defined below); (B) a lump sum cash payment equal to two times the bonus that the Executive earned in the calendar year prior to the year in which the termination or resignation occurs (the “Prior Year’s Bonus”); (C) a lump sum cash payment equal to the pro rata portion of the Executive’s bonus for the year in which the termination or resignation, as the case may be, occurs based upon the Prior Year’s Bonus, which shall be paid within 15 days of the effective date of the Release; (D) continued payment by the Company of the group medical, dental and vision continuation coverage premiums for the Executive and the Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), for a period of 18 months following the date of termination or resignation, as the case may be under the Company’s group health plans, as then in effect; (E) 100% accelerated vesting and exercisability, as applicable, of the unvested portion of the Executive’s unvested equity-based or other long-term incentive awards, without regard to the satisfaction of any performance criteria; (F) exercise the stock options for a period of 12 months following the date of termination or resignation, as the case may be, (subject to earlier termination, other than as a result of termination of employment, as may be provided in the Stock Incentive Plan and any stock option agreements); and (G) the Other Accrued Compensation and Benefits.  The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination or resignation of employment.

(ii)           The Company shall not be required to make the payments and provide the benefits provided for under Section 4(b)(i), unless the Executive executes and delivers to the Company, a release (the “Release”) in a form acceptable to the Company, and the Release has become effective and irrevocable in its entirety.

(iii)          If, following a termination of employment without Cause or a resignation for Good Reason, the Executive breaches the provisions of Section 5 or 7 hereof, the Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Section 4(b)(i), and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.

(c)           Termination Due to Disability or Death.  The Executive’s employment with the Company shall terminate automatically on the Executive’s disability or death.  In the event of termination of the Executive’s employment by reason of the Executive’s disability or death, the Executive or the Executive’s estate, as the case may be, shall be entitled to:  (i) a lump sum cash payment equal to the pro-rata portion of the Executive’s bonus for the year in which the termination of employment occurs based upon the Prior Year’s Bonus, payable within 15 days of the Executive’s disability or death; (ii) the Executive’s Base Salary through and including the date of termination; (iii) a lump sum cash payment equal to 12 months of the Executive’s Base Salary (at the rate in effect on the date the Executive’s employment is terminated) payable within 15 days of the Executive’s disability or death; (iv) a lump sum cash payment equal to the Prior Year’s Bonus; (v) continued payment by the Company of the group medical, dental and vision continuation coverage premiums for the Executive (if applicable) and Executive’s eligible dependents under COBRA for a period of 18 months following the date of the Executive’s disability or death under the Company’s group health plans, as then in effect; (vi)

100% accelerated vesting and exercisability, as applicable, of the unvested portion of the Executive’s unvested equity-based or other long-term incentive awards, without regard to the satisfaction of any performance criteria; (vii) exercise the stock options for a period of 12 months following the Executive’s disability or death; and (viii) the Other Accrued Compensation and Benefits.  For purposes of this Agreement, “disability” means that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefit for a period of not less than three months under an accident and health plan covering employees of the Executive’s employer.

(d)           Change in Control Benefits.  Immediately prior to a Change in Control 100% of the any unvested equity-based or other long-term incentive awards shall fully vest and become exercisable, to the extent applicable, without regard to the satisfaction of any performance criteria and shall otherwise be subject to the terms and conditions of the Stock Incentive Plan and any award agreements.

(e)           Notice of Termination.  Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 23 of this Agreement.  In the event of a termination by the Company for Cause, or resignation by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination, which date shall not be more than 30 days after the giving of such notice.  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f)            Resignation from Directorships and Officerships.  The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company Group and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company.  The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(g)           Gross-Up Payment.  (i)  In General.  If, during the term of the Executive’s employment, there is a change in ownership or control of the Company that causes any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4(g)) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive shall retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(ii)           Determination of the Gross-Up Payment.  Subject to the provisions of Section 4(g)(iii), all determinations required to be made under this Section 4(g)(ii), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment with respect to which the Executive in good faith believes a Gross-Up Payment may be due under this Section 4(g)(ii), or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 4(g)(ii), shall be paid by the Company to the Executive within five days of the later of (A) the due date for the payment of any Excise Tax and (B) the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which shall not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 4(g)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Executive or for the Executive’s benefit.  The previous sentence shall apply mutatis mutandis to any overpayment of a Gross-Up Payment.

(iii)          Procedures.  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:  (A) give the Company any information reasonably requested by the Company relating to such claim, (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (C) cooperate with the Company in good faith in order to effectively contest such claim, and (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses

(including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this Section 4(g)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, to the extent permitted by law, the Company shall advance the amount of such payment to the Executive on an interest-free basis (which shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid) and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)          Refund.  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(g)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company complying with the requirements of Section 4(g)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the Executive receives an amount advanced by the Company pursuant to Section 4(g)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5.             Confidentiality.  The Executive agrees to enter into and be subject to the Company’s Employee Confidentiality and Innovations Agreement substantially in the form attached as Exhibit A.

6.             Noncompetition.  The Executive agrees to enter into and be subject to the Company’s Noncompete Agreement substantially in the form attached as Exhibit B.

7.             Non-Solicitation.  The Executive agrees that for a period commencing on the Effective Date and ending three years following the Executive’s termination of employment with the Company (the “Restricted Period”), the Executive shall not, directly or indirectly, (a) interfere with or attempt to interfere with the relationship between any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of the Company Group, or solicit, induce or attempt to solicit or induce any of them to leave the employ of any member of the Company Group or violate the terms of their respective contracts, or any employment arrangements, with such entities; or (b) induce or attempt to induce any customer, client, supplier, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any customer, client, supplier, licensee or other business relation of any member of the Company Group.  As used herein, the term “indirectly” shall include, without limitation, the Executive’s permitting the use of the Executive’s name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.

8.             Certain Remedies.  (a)  Injunctive Relief.  Without intending to limit the remedies available to the Company Group, including, but not limited to, those set forth in Section 13 hereof, the Executive agrees that a breach of any of the covenants contained in Sections 5 through 7 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 5 through 7 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement.  Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

(b)           Extension of Restricted Period.  In addition to the remedies the Company may seek and obtain pursuant to Section 13, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in Sections 7 through 9 of this Agreement.

9.             Defense of Claims.  The Executive agrees that, during the Term, and for a period of six months after termination of the Executive’s employment, upon request from the Company, the Executive shall cooperate with the Company in connection with any matters the Executive worked on during his employment with the Company and any related transitional matters.  In addition, the Executive agrees to cooperate with the Company in the defense of any claims or actions that may be made by or against the Company Group that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company Group in such claim or action.  The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 9.

10.           Nondisparagement.  The Executive agrees to refrain from (i) making, directly or indirectly, any derogatory comments concerning the Company Group or any current or former officers, directors, employees or shareholders thereof or (ii) taking any other action with respect to the Company Group which is reasonably expected to result, or does result in, damage to the business or reputation of the Company Group or any of its current or former officers, directors, employees or shareholders.  The foregoing restrictions shall not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

11.           Sole Right to Severance.  This Agreement is intended to represent the Executive’s sole entitlement to severance payments and benefits in connection with the termination of his employment.  To the extent the Executive is entitled to receive severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to the Executive under this Agreement shall be so reduced.

12.           Source of Payments.  All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment.  The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder.  To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

13.           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in New Jersey in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot promptly agree on the selection off the arbitrator, who shall be selected by the American Arbitration Association.

14.           Nonassignability; Binding Agreement.  (a)  By the Executive.  This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b)           By the Company.  This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.

(c)           Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executives heirs and the personal representatives of the Executive’s estate.

15.           Indemnification.  The Executive shall be covered under the Company’s director and officer insurance policies and, subject to applicable law, shall be provided indemnification to the maximum extent permitted by the Company’s Bylaws and Certificate of Incorporation, with such insurance coverage and indemnification to be in accordance with the

Company’s standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive or director.

16.           Withholding.  Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

17.           Amendment; Waiver.  This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

18.           Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New Jersey applicable to contracts executed in and to be performed in that State.

19.           Survival of Certain Provisions.  The rights and obligations set forth in Sections 5 through 13 hereof shall survive any termination or expiration of this Agreement.

20.           Entire Agreement; Supersedes Previous Agreements.  This Agreement, together with the (i) Employee Confidentiality and Innovations Agreement and (ii) Noncompete Agreement, contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, including without limitation, the Prior Agreement, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiations, commitments, agreements or writings shall have no further rights or obligations thereunder.

21.           Counterparts.  This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

22.           Headings.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

23.           Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

2147 Route 27
Edison, N.J. 08817 or

23 Main Street
Holmdel, N.J. 07722, whichever is the last address on record for the Company
Attention:  General Counsel

With a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, N.Y. 10022
Attention:  John J. Cannon, III

To the Executive:

818 Linden Lane
Brielle, N.J. 08730 or the Executive’s last address on record with the Company

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

VONAGE HOLDINGS CORP.

By	/s/ Mort David
	Name:	Mort David
	Title:	Chairperson, Compensation Committee

ACCEPTED AND AGREED

/s/ Jeffrey A. Citron
Jeffrey A. Citron

Dated:	February 8, 2006